EXHIBIT 99.1 MariaDB Reaches Agreement to Amend Senior Secured Promissory Note REDWOOD CITY, Calif., and DUBLIN – January 11, 2024 – MariaDB plc (NYSE:MRDB) today announced that that the $26.5 million senior secured promissory note entered into with RP Ventures LLC (“the RPV Note”) that was due January 10, 2024, has been amended, and the RPV Note will now expire on January 31, 2024. Further details on this transaction can be found on MariaDB’s most recently filed 8-K, which is available on the Securities & Exchange Commission’s (SEC’s) website at https://www.sec.gov and on MariaDB’s Investor Relations website at https://investors.mariadb.com under Financials. About MariaDB MariaDB is a new generation database company whose products are used by companies big and small, reaching more than a billion users through Linux distributions and have been downloaded over one billion times. Deployed in minutes and maintained with ease, leveraging cloud automation, MariaDB database products are engineered to support any workload, any cloud and any scale – all while saving up to 90% of proprietary database costs. Trusted by organizations such as Bandwidth, DigiCert, InfoArmor, Oppenheimer and Samsung, MariaDB’s software is the backbone of critical services that people rely on every day. For more information, please visit mariadb.com. Forward-Looking Statements Certain statements in this announcement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words indicating future events and actions, such as “will,” “intend,” “plan,” and “may,” and variations of such words, and similar expressions and future-looking language identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this report include statements regarding the future liquidity, solvency, operations and trading of MariaDB plc (the “Company”) following the execution of the amendment and under the RPV Note. Forward-looking statements are not guarantees of future events and actions, which may vary materially from those expressed or implied in such statements. Differences may result from, among other things, actions taken by the Company or its management or the company’s Board of Directors, or third parties, including those beyond the Company’s control, such as RP Ventures, Runa Capital and their affiliates. Such differences and uncertainties and related risks include, but are not limited to, the possibility that we may default under the RPV Note, may not reach a long-term funding or liquidity solution or that the New York Stock Exchange may take action, including delisting, due to, among other things, the Company’s failure to meet market capitalization standards within the next 18 months or other requirements of the exchange. The foregoing list of differences and risks and uncertainties is illustrative but by no means exhaustive. For more information on factors that may affect the RPV Note and related events, please review “Risk Factors” and other information included in the Company’s filings and records filed with the United States Securities and Exchange Commission. These forward- looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein. Source: MariaDB Investors: ir@mariadb.com Media: pr@mariadb.com